Exhibit 10.1

AMENDED OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 18th day of April 2011.

BETWEEN:

OROFINO GOLD CORP., a company incorporated pursuant to the laws of Nevada, USA having an office at Carrera 40, No.10A-65, Barrio El Poblado, Medellìn, Republic of  Colombia

 (“Orofino”)

OF THE FIRST PART

AND:

GROVE STREET PATH INC., a company incorporated pursuant to the laws of Panama having an office at Calle 50, Global Bank Tower, 11th floor, Panama, Republic of Panama.

 (“Grove Street”)

OF THE SECOND PART

WHEREAS:

A. Grove Street and Orofino have existing option agreements wherein Grove

Street owns a 80% beneficial interest in four mineral concessions known as JCP-08354X, JGF-09412, 14035 and 12033 (the “Property”) in the country of Colombia, as more particularly described in Schedule “A” attached hereto;

B. Orofino desires to acquire and Grove Street has agreed to grant to Orofino::

(a) an exclusive and irrevocable option to acquire all of Grove Street’s rights, title and interest in and to the Property (the “Option”); and

(b) the exclusive and irrevocable right and authority during the term of the Option to:

(i)	act in Grove Street’s name and stead with respect to all matters connected to the Property; and

(ii)	enter on to the Property to conduct reconnaissance, exploration and development work;

C. Grove Street and Orofino have agreed to amend the terms of paragraph 3 set out in the original agreements, and are now amended as shown in this agreement in paragraph 3. This agreement combines the four previous agreements pursuant to the Property into one amended agreement as set out herein. The remainder of the terms and conditions are the same as in the original agreements.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties covenant and agree with each other as follows:

1. DEFINITIONS AND INTERPRETATION

Definitions

For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

“Agreement” means this Agreement, as amended from time to time;

“Mining Work” means every kind of work done on or in respect of the Property or the products there from by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interest to lease or patent, reporting, and all other work usually considered to be prospecting, exploration, development and mining work;

“Option” means the option granted by the Optionors to Orofino to acquire all of Grove Street’s direct and indirect right, title and interest in and to the Property in accordance with Section 3.1 of this Agreement;

“Property” means that mineral concessions known as the JCP-08354X, JGF-09412, 14035 and 12033  concessions, as more particularly described in Schedule “A” attached hereto, together with any surface rights, mineral rights, personal property and permits associated therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto;

1.2 All references to currency in this Agreement, unless specified otherwise, are to lawful currency of the United States.

1.3 This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of Panama.

1.4 The division of this Agreement into sections and/or subsections and the provision of headings for all or any of them are for convenience of reference only, do not form a part of this Agreement and are not intended to affect the interpretation of this Agreement.

1.5 The following Schedule is attached and forms part of this Agreement:

Schedule “A” – JCP-08354X, JGF-09412, 14035 and 12033  concessions;

Schedule “B” – Net Smelter Return.

1.6 Whenever any provision of any schedule to this Agreement conflicts with any provision in the body of this Agreement, the provision in the body of this Agreement shall prevail.  References herein to a schedule shall mean a schedule of this Agreement.  Reference in any schedule of this Agreement to an agreement shall mean this Agreement.

1.7 Words used herein importing the singular number only shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

1. REPRESENTATIONS AND WARRANTIES

2.1 Orofino represents and warrants to the Optionors that:

(a)	it is a company duly incorporated and validly subsisting and is in good standing with respect to the filing of its annual reports under the laws of the jurisdiction of its incorporation;

(b)	it has full power and authority and capacity to enter into this Agreement and to carry out the transactions contemplated herein except where regulatory approval is required;

(c)
it has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance, and the consummation of the transactions herein contemplated, will not conflict with, or accelerate the performance required by, or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating documents or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject, and will not contravene any applicable law;

2.2 Grove Street, jointly and severally, represents and warrants to Orofino that:

(a)	it holds beneficially an 80% of all right, title and interest in and to the Property;

(b)
the Property is properly and accurately described in Schedule “A” hereto and is in good standing under the laws of Colombia wherein the Property is held by a Colombian corporation called Compania Minera Las Mates S.A.S. a subsidiary of Grove Street ;

(c)
the Property, and any mineral or property rights which may result there from, is free and clear of any and all liens, charges, royalties or encumbrances of any kind and is not subject to any right, claim or interest of any other person;

(e)
all taxes, assessments, rentals, levies or other payments relating to the Property and required to be made to any government authority have been made and to the best of Grove Street’s knowledge, the Property is in good standing with all applicable government authorities;

(g)
it has not received from any government authority any notice of, or communication relating to, any actual or alleged environmental claims, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(h)
it has and will continue to make available to Orofino all information in his possession or control relating to work done on or with respect to the Property which could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transactions contemplated herein and the acquisition of any interest in the Property hereunder, and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement.

3. OPTION

3.1 Grove Street hereby grants to Orofino the sole and irrevocable right and option to acquire an undivided 80% interest in and to the Property, subject to an NSR payable to Grove Street as set out in section 3.4 of this Agreement, for the consideration and upon the terms and conditions set forth in this Agreement

3.2 In aggregate consideration for the Option, Orofino shall:

(a)	pay to Grove Street cash payments as follows:

(i)	$5,000 on or before November 30, 2010; (paid)

(ii)	an additional $100,000 on or before January 31, 2011; (paid)

(iii)	an additional $150,000 on or March 31, 2011; ([paid]

(iv)	an additional $50,000 on April 18, 2011 (paid) and

(v)
$900,000 every six months starting October 1, 2011.of which Orofino may pay one-half by way of issuing restricted common shares of Orofino to Grove Street at a 10-day average trading price at the option of Orofino.

(b)	allot and issue to Grove Street, as fully paid and non-assessable, the Shares as follows:

(i)	24,000,000 Shares on or before March 31, 2011; (issued)

(ii)	10,000,000 Shares on or before March 31, 2012; and

(iii)	10,000,000 Shares on or before December 31, 2012;

(cumulatively, the “Option Price”).

3.3 Upon completion of the payments to Grove Street in accordance with 3.2(a), (b) and (c) above, Orofino shall be deemed to have exercised the Option and earned an undivided 100% interest in and to the Property (the “Option Exercise”).  Forthwith upon the Option Exercise, Grove Street shall transfer to Orofino 80% of all of his right, title and interest in and to the Property for no further consideration, subject only to the balance of the 20% interest which can be purchased by Grove Street pursuant to the underlying agreement with the owner and such terms and conditions shall be made available to Orofino for its acquisition of 100 % of the Property with a 15% margin to Grove Street.

3.4 Grove Street shall be entitled to and Orofino shall pay to Grove Street a three percent (3%) Net Smelter Return (the “NSR”), calculated and paid as set forth in Schedule “B” hereafter.

3.5 Orofino hereby irrevocably and exclusively grants to Grove Street for good and valuable consideration as set forth in this Agreement, the option NSR to purchase fifty percent (50%) of the NSR for the price of one million dollars ($1,000,000.00).  The NSR Option shall be exercisable at Orofino’s sole discretion at any time up to and including the fifth anniversary of this Agreement.

4. OROFINO’S RIGHTS

4.1 Except as otherwise provided in this Agreement, until the Option is exercised or terminated in accordance with the terms of this Agreement, Orofino, its employees, agents and independent contractors shall have the sole and exclusive right(subject to applicable Legislation) to:

(a)	enter in, under or upon the Property and to conduct Mining Work;

(b)	exclusive and quiet possession of the Property;

(c)	bring upon the Property and to erect thereon such mining facilities as it may consider advisable; and

(d)	remove from the Property and dispose of for its own account ore or mineral products for the purpose of bulk sampling, pilot plant or test operations.

4.2 Subsequent to the exercising of the Option and prior to the completion of payments due pursuant to section 3.2(b), Orofino shall have the right to return all right, title and interest in and to the Properties to Grove Street and thereupon Orofino shall be released from all obligations to make any further payments in accordance with section 3.2(b).

5. POWERS, DUTIES AND OBLIGATIONS OF OROFINO

5.1 Until the Option is exercised or terminated in accordance with the terms of this Agreement, Orofino shall have the full right, power and authority to do everything necessary or desirable to carry out an exploration program on the Property and to determine the manner of exploration and development of the Property and, without limiting the generality of the foregoing, the right, power and authority to:

(a)	regulate access to the Property, subject only to Section 5.2(b) below;

(b)
employ and engage such employees, agents and contractors as it may consider necessary or advisable to carry Mining Work on the Property and in this connection to delegate any of its powers and rights hereunder;

(c)
execute all documents, deeds and instruments, do or cause to be done all such acts and things and give all such assurances as may be necessary to maintain good and valid title to the Property and to give effect to the foregoing Grove Street hereby irrevocably constitutes Orofino his true and lawful attorney until the earlier of the termination of this Agreement and the exercise of the Option.

5.2 Until the Option is exercised or terminated in accordance with the terms of this Agreement, Orofino shall:

(a)
keep the Property free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by Orofino) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making of all other payments required to be made which may be necessary in that regard;

(b)
permit Grove Street and his representatives, at their own risk and expense, access to the Property at all reasonable times and to all records prepared by the Company in connection with the Mining Work.  Orofino shall prepare and deliver to Grove Street a comprehensive annual report on all Mining Work conducted by Orofino on the Property each year.  Orofino shall further provide to Grove Street frequent updates on Mining Work and all material results from Mining Work.

(c)
conduct all work on or in respect to the Property in a careful and miner like manner and in accordance with the applicable laws of Colombia, and indemnify and save Grove Street harmless from any and all claims, suits or actions made or brought against Grove Street as a result of work done by Orofino on or with respect to the Property; and

(d)	maintain true and correct books, accounts and records of operations hereunder.

5.3 During the term of the Option, Orofino shall pay all taxes, have Grove Street complete and file all assessment work and make all necessary payments and do such further and other acts as may be required to maintain the Property in good standing and shall not abandon or terminate the Option at a time less than 60 days prior to the date on which any act is required to maintain the Property in good standing.

6. TERMINATION OF OPTION

6.1 In the event of default in the performance of the requirements of Section 3.2, then, subject to the provisions of Section 6.3 of this Agreement, the Option and this Agreement shall terminate.

6.2 Orofino shall have the right at any time to terminate this Agreement by giving 30 days written notice of such termination to Grove Street and upon the effective date of such termination this Agreement shall be of no further force and effect except Orofino shall be required to satisfy any requirements which may have accrued to that date under the provisions of this Agreement which have not been satisfied.

6.3 Notwithstanding any other provision of this Agreement, in the event of termination of this Agreement, Orofino shall:

(a)
deliver to Grove Street any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which have not been previously delivered to Grove Street;

(b)
remove all introduced materials, supplies and equipment form the Property, provided however, that Grove Street may retain ore and, at the cost of Orofino, dispose of any such materials, supplies or equipment not removed by Orofino from the Property within one hundred and eighty (180) days of termination;

(c)
ensure that, at the effective date of termination of this Agreement, the Property are free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by Orofino) and in good standing for at least the next ensuing 24 months whether by having done and filed, or paid in lieu thereof, all assessment work necessary for that purpose.

7. CONFIDENTIALITY

7.1 All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulations of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party’s professional advisors with the prior written consent of the other party which consent shall not be unreasonably withheld.

8. NOTICE

8.1 Any formal notice between the Parties hereto shall be in writing and will be either personally delivered or sent by facsimile or by registered mail to the appropriate party at the address noted for that party on the first page of this Agreement, or such other address as may be designated by a party in a written notice sent to the other party in accordance with this paragraph.  Any notice or other communication will be effective five calendar days from the day that it was sent, or if given by personal delivery or facsimile, the day following its receipt.

9. FORCE MAJEURE

9.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an “Intervening Event”).

9.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

9.3 A party relying on the provisions of 9.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any laws, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if any Intervening event renders completion impossible.

10. DEFAULT

10.1 If a party (the “Defaulting Party”) is in default of any requirement herein set forth, the party affected by such default (the “Non-Defaulting Party”) shall give written notice to the Defaulting Party within thirty (30) days of becoming aware of such default, specifying the default.  Upon receiving notice of such default, the Defaulting Party shall have thirty days from the date of receipt of such notice to cure the default (the “Cure Period”) and if it does so within the Cure Period, it shall not loose any rights under this Agreement, nor shall the Agreement or the Option terminate, nor shall the Non-Defaulting Party have any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of such default.   If the Defaulting Party fails to cure the default within the Cure Period, the Non-Defaulting Party shall thereafter be entitled to seek any remedy it may have on account of such default.

11. ASSIGNMENT

11.1 Orofino may, at its sole discretion, assign its interest in this Agreement, in whole or in part, and the Option to a related or affiliated person without the consent or approval of Grove Street provided that such person agrees to abide by the terms of this Letter Agreement and to assume all of the liabilities and obligations of Orofino under this Agreement, whether accruing before or becoming due after such assignment.

12. OPTION ONLY

12.1 This Agreement provides for an option only and, except as specifically provided otherwise, nothing herein contained shall be construed as obligating Orofino to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall  not be construed as obligating Orofino to do any further act or make any further payment.

13 GENERAL

13.1 This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

13.2 The recitals set out at the beginning of this Agreement form part of this Agreement.

13.3 This Agreement may only be changed by an agreement in writing, duly executed by the party or parties against which enforcement, waiver, change, modification or discharge is sought.

13.4 Time shall be of the essence of this Agreement.

13.5 Upon the written request of either of the parties hereto, the other party agrees to furnish such additional further assurances or documents as may be reasonably necessary to carry out the intent, purposes and terms of this Agreement.

13.6 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, administrators and legal representatives.

13.7 If any provision of this Agreement is determined to be illegal, invalid or unenforceable in whole or in part, such illegality, invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

13.8 Waiver of any provisions herein by any party hereto shall not be construed as a waiver of any other provisions or terms of this Agreement.

13.9 This Agreement may be executed in counterparts each of which may be delivered by facsimile.  Each executed counterpart shall be deemed to be an original and all such counterparts when read together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GROVE STREET PATH INC.       OROFINO GOLD CORP.

SCHEDULE "A"

JCP-08354X, JGF-09412, 14035 and 12033 in the Department of Bolivar, Colombia

SCHEDULE "B"

NET SMELTER RETURN
Calculation

An NSR shall consist of the specified percentage of the actual net proceeds received by Orofino from the sale of minerals mined and removed from the Property after deduction from such proceeds all reasonable costs, charges and expenses to Orofino, both direct and indirect, including the following:

(a)
custom smelting costs, treatment charges and penalties including, but not limited to, metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred, beyond the point at which metal being treated is in solution, shall be considered treatment charges;

(b)
costs of handling, transporting and insuring ores, minerals and other materials or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(c)	ad valorem taxes and royalties and taxes based upon production, but not income taxes.

2.  Timing of Calculation

The NSR shall be calculated as at the end of each quarter of the applicable fiscal year.

3. Payment

Orofino shall pay the NSR on or before the last day of the next following quarter and shall be delivered along with a statement indicating in reasonable detail the calculation of the  NSR paid.

4. Audited Statements

Orofino shall have an audited statement prepared by its auditors for each year in which the NSR is payable by the 30th of June in the following year and Orofino shall deliver a copy of this statement to Grove Street.

5. All Payments Final

All payments of the NSR shall be deemed final and in full satisfaction of all obligations of Orofino with regard to the NSR if such payment or the calculation thereof are not disputed by the recipient within 90 days after receipt of the audited statement.

6. Bulk Sampling

Orofino may remove reasonable quantities of ore and rock from the Property to a maximum of 10,000 tonnes for the purpose of bulk sampling and of testing, and there shall be no NSR payable with respect thereto, unless revenues are derived therefrom.

7. Commingling of Ore

Ore from the Property may be commingled with ores from the other or with ores produced from other Property owned or controlled by Orofino or any other party, provided that reasonable practices and procedures for weighing, sampling and assaying are adopted in order to determine the amounts of products derived from, or attributable to, ore mined or produced from the Property.  Orofino shall ensure that accurate records of the results of such sampling, weighing and assaying with respect to any ore mined and produced from the Property.  Grove Street shall have the right to examine such records at all reasonable times.

8. Decision to Produce

Any decision to place the Property into production shall be at the sole discretion of Orofino, which shall be under no obligation to place the Property into production and, in the event that the Property are placed into production, Orofino shall have the unfettered right to suspend or curtail any such operation as it may determine at its sole discretion.